Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2011

Contact:

John B. Woodlief

Vice President – Finance

and Chief Financial Officer

704-372-5404

Ruddick Corporation Reports Fiscal 2011 Results

CHARLOTTE, N.C.—November 3, 2011--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported results for the 52 weeks ended October 2, 2011. As previously disclosed, the Company reported on October 27, 2011 that it entered into a definitive agreement with two newly formed affiliates of KPS Capital Partners, LP (“KPS”) to sell all of its ownership interest in its wholly-owned subsidiary, American & Efird, Inc. (“A&E).  As such, the results related to A&E are reported as discontinued operations and A&E’s assets have been reclassified as assets held for sale.

Sales for the 52 weeks of fiscal 2011 increased by 4.5% to $4.29 billion from $4.10 billion in the 53 weeks of fiscal 2010. Sales for the 13-week fiscal fourth quarter ended October 2, 2011 decreased slightly to $1.10 billion from $1.11 billion in the 14-week fourth quarter of fiscal 2010. On a comparable week basis (reducing fiscal 2010 sales for the first week of the annual or quarterly period), sales increased by 6.40% for the year and 7.77% for the quarter over the respective periods. The increase in sales was attributable to new store activity and comparable store sales increases. Comparable store sales increased by 3.27% for the year and 5.00% for the fourth quarter of fiscal 2011.

During fiscal 2011, Harris Teeter opened seven new stores (one of which replaced an existing store) and closed two stores, for a net addition of five stores. Harris Teeter operated 204 stores at the end of fiscal 2011. Retail square footage increased by 3.2% in fiscal 2011, as compared to an increase of 6.4% in fiscal 2010.

The Company reported fiscal 2011 consolidated net income of $91.2 million, comprised of earnings from continuing operations of $111.5 million, earnings from discontinued operations of $16.2 million and impairment charges of $36.5 million (net of tax benefits of $12.3 million).  For the fiscal fourth quarter ended October 2, 2011, the Company reported a net loss of $8.9 million, comprised of earnings from continuing operations of $24.6 million, earnings on discontinued operations of $3.0 million and net impairment charges of $36.5 million. Fiscal 2011 earnings from continuing operations amounted to $111.5 million, or $2.28 per diluted share, as compared to $98.4 million, or $2.02 per diluted share in fiscal 2010. Earnings from continuing operations for the 13-weeks ended

October 2, 2011 amounted to $24.6 million, or $0.50 per diluted share, as compared to $27.6 million, or $0.57 per diluted share, for the 14-week period ended October 3, 2010.  Earnings from continuing operations for fiscal 2011 included a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment that was recorded in the first quarter of fiscal 2011. Earnings from continuing operations for fiscal 2010 included pre-tax gains totaling $3.9 million ($2.4 million after tax, or $0.05 per diluted share) recorded in connection with the exchange of the Company’s corporate aircraft, of which $1.8 million ($1.1 million after tax, or $0.02 per diluted share) was realized in the fourth quarter of fiscal 2010.

Operating profit for fiscal 2011 increased to $180.7 million from $176.9 million in fiscal 2010, while operating profit for the 13-week period ended October 3, 2011 declined to $43.1 million from $49.0 million in the prior year period. The decline in operating profit for the fourth quarter of fiscal 2011 was primarily driven by the extra week of operations included in fiscal 2010 and the pre-tax gains recorded in fiscal 2010 as discussed above.

Operating profit at Harris Teeter for fiscal 2011 increased 5.2% to $191.1 million (4.46% of sales) from $181.6 million (4.43% of sales) in fiscal 2010. Operating profit for the 13 weeks ended October 2, 2011 decreased to $45.0 million (4.09% of sales) from $49.1 million (4.43% of sales) for the 14 weeks ended October 3, 2010. The decline in operating profit for the quarter was mostly attributable to the fourteen-week quarter last year versus the normal thirteen-week quarter in fiscal 2011. Our goal for the quarter and the year was to drive units and transactions. Therefore, we invested in additional promotional activities which included two promotional coupon events that were well received by our customers and were redeemed at higher than historical trends.  The cost of these programs were mitigated by a higher level of sales and greater vendor participation but resulted in a decline in gross margin of 59 basis points for the quarter and 30 basis points for the year. The LIFO adjustment in fiscal 2011 amounted to $11.1 million (0.26% of sales), as compared to a credit of $1.6 million (0.04% of sales) in fiscal 2010. The LIFO adjustment for the 13 weeks ended October 2, 2011 amounted to a credit of $0.2 million (0.02% of sales), as compared to a credit of $1.6 million (0.14% of sales) for the 14 weeks ended October 3, 2010.

Operating profit at Harris Teeter for both the fourth quarter and fiscal year of 2011 benefited from reductions in Selling, General and Administrative Expenses as a percentage of sales of 25 basis points and 34 basis points, respectively.  Harris Teeter has successfully mitigated the impact of pressures on gross profit margins through continued emphasis on cost controls.

Operating profit was impacted by new store pre-opening costs of $7.0 million (0.16% of sales) and $8.4 million (0.20% of sales) in fiscal 2011 and 2010, respectively.  Pre-opening costs for the fiscal fourth quarter of 2011 and 2010 were $1.7 million (0.15% of sales) and $1.8 million (0.16% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of

Ruddick Corporation stated, “We are very pleased with our results for the quarter and the year.  When viewed on a comparable week basis, we experienced positive comparable store sales as well as an increase in transactions, basket size and households in the quarter and for the year.  We believe these positive results are the product of our continuing investment in price and promotion while, at the same time, offering outstanding customer service, thereby delivering superior value to our customers.  We are also pleased that our customers recognize the value and quality of our store brands resulting in a higher growth rate in sales for these items than our growth rate in total sales for the quarter.

We are also pleased to have reached an agreement with KPS regarding their acquisition of A&E.  This transaction allows the management team and their associates at A&E to continue to pursue their strategic plan of transforming A&E into a more Asian-centric enterprise, which has been years in the making.  As A&E’s business has grown substantially in Asia it has become less of a domestic company and more of a complex international manufacturing company and its strategic fit with Harris Teeter has become less evident to our shareholders. This transaction enhances the strategic plan for Ruddick and Harris Teeter as the cash proceeds from the sale can be utilized for numerous purposes, including the acceleration of new store growth and the repayment of debt.”

Capital expenditures during fiscal 2011 totaled $153.9 million and depreciation and amortization totaled $140.7 million. Harris Teeter accounted for $147.9 million of the total fiscal 2011 capital expenditures.  During fiscal 2011, Harris Teeter received $22.6 million of cash in connection with the sale of its ownership position in five investment properties along with one owned property. In addition, Harris Teeter invested an additional $19.4 million and received an additional $19.8 million in connection with the development of certain of its new stores.

Harris Teeter’s operating performance and the Company’s strong financial position provides the flexibility to continue with Harris Teeter’s store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2012 are planned to total approximately $215 million.  During fiscal 2012, Harris Teeter plans to open seven new stores (one of which will replace an existing store) and complete major remodels on twelve stores (six of which will be expanded in size).  The fiscal 2012 new store openings are currently scheduled for three in the first quarter, three in the third quarter and one in the fourth quarter.  The anticipated increase in Harris Teeter’s capital expenditures from fiscal 2011 to fiscal 2012 is caused by increased remodeling costs in fiscal 2012 for additional expansions and a plan that calls for fiscal 2013 new stores to open earlier in the fiscal year. The new store development program for fiscal 2012 is expected to result in a 3.7% increase in retail square footage, as compared to a 3.2% increase in fiscal 2011.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

In connection with the sale of A&E, the Company expects to incur additional expenses, primarily related to the settlement of the pension liability and other employee benefit plans that will be determined at closing and are expected to be recorded in the first quarter of fiscal 2012.  The amount of these losses will include adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses currently included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations.  These non-cash charges are currently estimated to be approximately $66 million before tax and $40 million after tax, or $0.81 per diluted share.  Additionally, adjustments for changes in the plan’s funded status from the Company’s fiscal year end until closing will be made and cannot presently be estimated.

The Company’s management remains cautious in its expectations for fiscal 2012 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries:

Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles (as previously announced, the Company has agreed to sell A&E).

 ###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

Ruddick Corporation

Consolidated Condensed Statements of Earnings

(in thousands, except per share data)

(unaudited)

	13 Weeks October 2, 2011	14 Weeks October 3, 2010	52 Weeks October 2, 2011	53 Weeks October 3, 2010

Sales	$1,101,488	$1,107,249	$4,285,565	$4,099,353
Cost of Sales	780,997	778,453	3,015,517	2,871,907
Gross Profit	320,491	328,796	1,270,048	1,227,446

Selling, General and Administrative Expenses:
Harris Teeter	275,448	279,728	1,078,978	1,045,860
Corporate	1,991	81	10,364	4,730
Total	277,439	279,809	1,089,342	1,050,590

Operating Profit	43,052	48,987	180,706	176,856

Other Expense (Income):
Interest expense	4,754	5,004	19,116	19,708
Interest income	(47)	(71)	(133)	(187)
Net investment gain	—	—	(19,392)	(310)
Total	4,707	4,933	(409)	19,211

Earnings From Continuing Operations Before Taxes	38,345	44,054	181,115	157,645
Income Tax Expense	13,716	16,467	69,633	59,287
Earnings from Continuing Operations	24,629	27,587	111,482	98,358

Earnings from Discontinued Operations	5,903	6,616	26,078	19,693
Income Tax Expense	2,949	2,242	9,840	6,010
Impairment Charges, Net of $12,277 of Tax Benefits	(36,473)	—	(36,473)	—
Earnings (Loss) from Discontinued Operations	(33,519)	4,374	(20,235)	13,683

Net Earnings (Loss)	$(8,890)	$31,961	$91,247	$112,041

Net Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.51	$0.57	$2.30	$2.04
Discontinued Operations	$(0.69)	$0.09	$(0.42)	$0.28

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.50	$0.57	$2.28	$2.02
Discontinued Operations	$(0.69)	$0.09	$(0.41)	$0.28

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,496	48,314	48,469	48,215
Diluted	48,916	48,703	48,852	48,600

Dividends Declared Per Common Share	$0.13	$0.12	$0.52	$0.48

Ruddick Corporation

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	October 2, 2011	October 3, 2010
Assets
Current Assets:
Cash and Cash Equivalents	$164,479	$60,107
Accounts Receivable, Net	47,088	47,873
Refundable Income Taxes	15,055	14,421
Inventories	287,137	272,025
Deferred Income Taxes	1,321	2,395
Prepaid Expenses and Other Current Assets	24,576	28,215
Current Assets Held For Sale	119,762	121,238
Total Current Assets	659,418	546,274

Property, Net	1,019,468	997,556
Investments	112,557	116,615
Intangible Assets	13,608	13,945
Other Long-Term Assets	79,118	72,466
Long-Term Assets Held For Sale	98,749	142,383

Total Assets	$1,982,918	$1,889,239

Liabilities and Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$3,902	$10,776
Accounts Payable	252,859	210,875
Accrued Compensation	63,236	56,750
Other Current Liabilities	87,805	83,652
Current Liabilities Held For Sale	36,021	39,836
Total Current Liabilities	443,823	401,889

Long-Term Debt and Capital Lease Obligations	283,428	295,321
Deferred Income Taxes	19,674	3,580
Pension Liabilities	113,617	160,147
Other Long-Term Liabilities	113,249	103,663
Long-Term Liabilities Held For Sale	20,804	13,746

Equity:
Common Stock	104,211	98,285
Retained Earnings	984,535	918,843
Accumulated Other Comprehensive Loss	(100,423)	(106,235)
Total Equity	988,323	910,893

Total Liabilities and Equity	$1,982,918	$1,889,239

RUDDICK CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	52 Weeks October 2, 2011	53 Weeks October 3, 2010
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$91,247	$112,041
Non-Cash Items Included in Net Income
Depreciation and Amortization	140,717	135,338
Deferred Income Taxes	18,939	44,971
Net Gain on Sale of Property	(20,712)	(5,802)
Impairment Losses	36,473	—
Share-Based Compensation	8,072	6,104
Other, Net	(7,219)	(5,912)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(852)	(19,015)
Inventories	(19,971)	(10,194)
Prepaid Expenses and Other Current Assets	6,311	(1,408)
Accounts Payable	37,688	(456)
Other Current Liabilities	19,219	(6,222)
Other Long-Term Operating Accounts	(39,097)	(7,301)
Dividends Received	1,431	1,553
NET CASH PROVIDED BY OPERATING ACTIVITIES	272,246	243,697

INVESTING ACTIVITIES
Capital Expenditures	(153,916)	(132,130)
Purchase of Other Investments	(19,435)	(21,298)
Proceeds from Sale of Property	67,760	25,580
Return of Partnership Investments	—	3,364
Investments in COLI, net of Proceeds from Death Benefits	(1,073)	158
Other, Net	(2,306)	(488)
NET CASH USED IN INVESTING ACTIVITIES	(108,970)	(124,814)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Debt Borrowings	(2,427)	941
Net (Payments on) Proceeds from Revolver Borrowings	—	(52,900)
Proceeds from Long-Term Debt Borrowings	—	5,319
Payments on Long-Term Debt and Capital Lease Obligations	(32,195)	(9,450)
Dividends Paid	(25,554)	(29,259)
Proceeds from Stock Issued	622	3,954
Share-Based Compensation Tax Benefits	1,156	1,366
Shares Effectively Purchased and Retired for Withholding Taxes	(2,485)	(1,375)
Purchase and Retirement of Common Stock	—	(1,491)
Other, Net	(1,096)	53
NET CASH USED IN FINANCING ACTIVITIES	(61,979)	(82,842)

INCREASE IN CASH AND CASH EQUIVALENTS	101,297	36,041
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(107)	261
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	73,612	37,310

CASH AND CASH EQUIVALENTS AT END OF YEAR	$174,802	$73,612

Cash and Cash Equivalents of Continuing Operations	$164,479	$60,107
Cash and Cash Equivalents of Discontinued Operations	$10,323	$13,505

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$19,416	$19,422
Income Taxes	44,470	28,214
Non-Cash Activity:
Assets Acquired Under Capital Leases	12,144	28

Ruddick Corporation

Other Statistics

October 2, 2011

(dollars in millions)

	Harris Teeter	Discontinued Operations	Corporate	Consolidated Ruddick Corporation

Depreciation and Amortization:
4th Fiscal Quarter	$32.5	$2.9	$0.2	$35.6
Fiscal Year to Date	127.6	12.0	1.1	140.7

Capital Expenditures:
4th Fiscal Quarter	$49.3	$2.0	$0.1	$51.4
Fiscal Year to Date	147.9	5.9	0.1	153.9

Purchase of Other Investment Assets:
4th Fiscal Quarter	$0.6	$—	$—	$0.6
Fiscal Year to Date	19.4	—	—	19.4

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		204		199
Opened during the period		1		7
Closed during the period		(1)		(2)
Stores in operation at end of period		204		204

		Quarter		Year to Date

Harris Teeter Comparable Store Sales		5.00%		3.27%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.